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                                                                   EXHIBIT 10.2


                              EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, made and entered into as of April 24, 1997 (the "Effective Date"), by and between James S. Wassel (the "Executive") and Horizon Group, Inc. (the "Company");

                                WITNESSETH THAT:

     WHEREAS, the parties desire to enter into this Agreement pertaining to the employment of the Executive by the Company; and

     WHEREAS, the Company and Executive desire to specify the terms of the Executive's employment with the Company;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby agreed by the Executive and the Company as follows:

1. Performance of Services. The Executive's employment with the Company shall be subject to the following:

(a) The Company, on the Effective Date of April 24, 1997, hereby agrees to employ the Executive as its President and Chief Operating Officer. It is the intent of the Board of Directors of the Company (the "Board") that on or before December 31, 1997, it will consider, but shall not be obligated to employ the Executive as President and Chief Executive Officer, and to elect the Executive to be a member of the Board. The Company agrees to promptly take all necessary action to execute the terms of this agreement. Should, for some unforeseen reason, the Company not create these titles, this agreement shall nevertheless bind the Company. Executive shall have those duties generally associated with a chief operating officer position including, without limitation, direct responsibility for the day to day operations of the entire company. Material to the Company in agreeing to employ the Executive in these positions is the Executive's representation of his skills, abilities and background including, but not limited to, the Executive's education and employment as such is set forth in the Executive's resume and in the letter of introduction from Ferguson Partners which were submitted to the Company.

(b) The Executive agrees that he shall perform his duties, as such are described in the bylaws of the Company, faithfully, diligently and
     efficiently.   The Executive will have such authority and power as are
     inherent to his position as set forth in the bylaws of the Company.


(c) The Executive shall devote his full time, energies and talents to serving in the positions which he may hold pursuant to paragraph 1(a). Notwithstanding the foregoing provisions of this paragraph 1, during the Agreement Term (as defined below), the Executive may

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     devote reasonable time to activities other than those required under this
     Agreement, including activities involving professional, charitable, educational, religious and similar types of organizations, speaking engagements, membership on the boards of directors of other organizations, and similar type activities, to the extent that such other activities do not, in the judgement of the Board, inhibit or prohibit the performance of the Executive's duties under this Agreement, or conflict in any material way with the business of the Company; provided, however, that the Executive shall not serve on the board of any business, or hold any other position with any business without the prior written consent of the Board.

(d) The "Agreement Term" shall be the period beginning on the Effective Date and ending on April 30, 2000.

     2. Compensation and Benefits. The Company shall compensate Executive for his services as follows:

(a) The Executive shall receive, for each 12-consecutive month period commencing on the Effective Date, or any portion thereof on a pro rata basis beginning on the Effective Date and each anniversary thereof, an annual base salary of not less than $360,000. The Executive's salary shall be payable on a semimonthly basis.

(b) The Executive shall receive incentive compensation from 0 to 100 percent of his annual base salary. The Executive's bonus will be determined and paid no later than the end of the first quarter of the calendar year following the calendar year in which it is earned. The Executive will receive a performance review in December 1997.

(c) The Executive's base salary (paragraph 2(a)) and incentive compensation (paragraph 2(b)) shall be reviewed annually by the Compensation Committee of the Board based on the Executive's performance as measured against predetermined performance criteria.

(d) As an inducement essential to causing the Executive to enter into this Agreement, the Executive will be issued 50,000 shares of Company stock without payment of additional consideration by the Executive to the Company as follows:

     (1)  15,000 shares on April 15, 1998.

     (2)  15,000 shares on April 15, 1999.

     (3)  20,000 shares on April 15, 2000.

     These shares will only be issued if the Executive is employed on the dates specified in this paragraph or if the Executive's employment is terminated under paragraphs 5(a),(b),(e), and (f).

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     With respect to paragraphs 2(d) and 3(a), (b) and (c), the Executive acknowledges that (i) such stock has not been registered under the Securities Act of 1933, as amended (the "Act"), or any state securities laws, (ii) such stock may not be transferred unless registered in accordance with the Act and applicable state securities laws or unless an exemption from such registration is available, and (iii) the certificate or certificates evidencing such stock shall bear a legend indicating the foregoing restriction on transferability of such stock. The Executive represents and warrants to the Company that he is acquiring such stock for investment purposes only for his account and not on behalf of other persons or with a view to any resale or distribution thereof.

(e) Except as otherwise specifically provided to the contrary in this Agreement, the Executive shall be provided with the welfare benefits and other fringe benefits to the same extent and on the same terms as those benefits are provided by the Company from time to time to the Company's other senior management employees.

(f) The Company shall maintain directors and officers liability insurance in commercially reasonable amounts (as reasonably determined by the Board), and the Executive shall be covered under such insurance to the same extent as other senior management employees of the Company.

(g) The Executive is authorized to incur reasonable expenses for entertainment, travel, meals, lodging and similar items in promoting the Company's business. The Company will reimburse the Executive for all reasonable expenses so incurred.

(h) The Company will provide the Executive with a $1 million life insurance policy of the Executive's choice during his employment payable to the Executive's designation of beneficiary; provided however, that the Company is only obligated to provide such insurance if the Executive is insurable and if the Company can secure the policy at a cost not to exceed $15,000 per year. This policy will be assignable to the Executive upon his termination with no further financial obligations of the Company.

(i) Within six months prior to April 30, 2000, either party may reopen negotiations and the Board consider in its sole discretion whether or not to enhance the Executive's salary, bonus, stock incentives and whether or not to renew the Executive's employment contract. If it is the intent of the Board not to renew the Executive's Agreement, it will notify the Executive not later than December 31, 1999.

(j) All compensation payable to the Executive shall be reduced by Social Security taxes and withholding taxes for which the Executive is obligated and any other taxes that may be lawfully levied by any governmental authority which the Company may be required by law from time to time to withhold.

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     3. Stock Options.  The Compensation Committee of the Board has recommended to the Board to grant the Executive, subject to approval of the Company's 1997 Stock Option Plan (the "Plan") by the Company's shareholders, an option which shall be in full force on the Effective Date to acquire 400,000 shares of the Company's common stock (the "Stock"). The price for the Stock shall be the fair market value of the Stock on the Effective Date of this Agreement or the earlier of the date the Executive actually begins employment or the date the Executive executes this Agreement. Formal documentation of the option granted under the Plan shall be delivered to the Executive on the Effective Date. The Executive's right to acquire the Stock under the Plan shall be as follows:

(a) The right of the Executive to purchase 200,000 shares of the Stock shall be vested upon the date of the approval of the Plan by the Company's shareholders and may be exercised anytime between the date of grant approval of the Plan through the last day of the month immediately preceding the tenth anniversary of the date of the approval of the Plan.

(b) The right of the Executive to purchase an additional 100,000 shares of the Stock shall vest on the earlier of: (i) the date when the reported closing price of the Stock on the New York Stock Exchange equals or exceeds $16 per share for twenty consecutive trading sessions; or (ii) the last day of the month preceding the seventh anniversary of the date of the approval of the Plan. The Executive must be employed by the Company to purchase shares of Stock under this subparagraph (b). The right to purchase the additional 100,000 shares of the Stock may be exercised anytime between the date of the approval of the Plan by the Company's shareholders through the last day of the month immediately preceding the tenth anniversary of the date of the approval of the Plan by the Company's shareholders.

(c) The right of the Executive to purchase the remaining 100,000 shares of the Stock shall vest on the earlier of: (i) the date when the reported closing price of the Stock on the New York Stock Exchange equals or exceeds $20 per share for twenty consecutive trading sessions; or (ii) the last day of the month preceding the seventh anniversary of the date of the approval of the Plan. The Executive must be employed by the Company to purchase shares of Stock under this subparagraph (b). The right to purchase the remaining 100,000 shares of the Stock may be exercised any time between the date of the approval of the Plan by the Company's shareholders through the last day of the month immediately preceding the tenth anniversary of the date of the approval of the Plan by the Company's shareholders.

(d) In the event the Plan is not approved by the Company's shareholders, at its annual meeting on May 14, 1997 the Executive will be fully compensated under subparagraphs (a), (b) and (c) above by the use of phantom stock or some other method acceptable to both parties.

     4. Relocation/Cost of Living.   The Executive shall receive the following
relocation/cost of living benefits.


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(a)  The Company will pay the Executive for the following reasonable relocation costs: the cost to move the Executive's household possessions from the Dallas, Texas area to the McLean, Virginia area; all commissions, attorney's fees, and other expenses related to the sale of Executive's Dallas, Texas residence; all costs related to Executive obtaining a mortgage on his McLean, Virginia area residence; the cost of temporary housing for up to one year after the Effective Date and; travel expenses related to the Executive's relocation including house-hunting visits for the Executive and spouse.

(b) The Company will reimburse the Executive in an amount not to exceed $25,000 for miscellaneous house preparation, house set up and moving expenses. These expenses will be paid by the Company as they are incurred by the Executive. Any amount not used by the Executive will remain with the Company.

(c) The Company will reimburse the Executive for any loss on the sale of his Dallas, Texas residence not to exceed $100,000. For this subparagraph, loss will be defined as the difference, if any, between the price the Executive paid to purchase his Dallas, Texas residence and the net proceeds realized from the sale of his Dallas, Texas residence. If the sale of the Executive's Dallas, Texas residence will result in a loss as defined in this paragraph 4(c), the Executive will notify the Company prior to signing the sale contract to obtain the Company agreement to the sale price which will not be unreasonably withheld.

(d) The Company will add to the Executive's base salary, for the term of this Employment Agreement, a housing cost differential allowance determined as follows:

     (i) The rate of interest the Executive pays for the first mortgage on his new residence will be multiplied by $625,000, or the actual sale price of the Executive's Dallas, Texas residence, whichever is less, which will then be multiplied by the index differential, as determined by Coldwell Banker, between Highland Park, Texas and Fairfax County, Virginia divided by the index amount for Highland Park, Texas; plus

     (ii) The interest rate differential between the rate of interest the executive pays on the mortgage for his new home and the interest on his current mortgage times $425,000.

      For instance, if the executive pays 10% interest for his new mortgage and homes in the Fairfax are valued at 120% of Highland Park, the adjustment for the first factor would be:

                       .10 x 625,000 x (1.2-1/1) = 12,500

      Likewise, if the interest on the executive's old mortgage was 8% versus 10% on the new mortgage, the adjustment for the second factor would be:

                             .02 x 425,000 = 8,500.


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(e)  The Company will gross up the Executive's benefits under this paragraph
     4, except paragraph 4(d), so that all amounts paid net the Executive such benefits on an after tax basis. With respect to paragraph 4(d), the gross up will be limited to the amount by which the payments under paragraph 4(d) are not offset by an interest deduction for individual tax purposes.

     5. Termination. The Executive's employment with the Company during the Agreement Term may be terminated by the Company or the Executive under the circumstances described in paragraphs 5(a) through 5(f):

(a) Death. The Executive's employment and compensation will terminate upon his death.

(b) Disability. If the Executive is Disabled for ninety days (which need not be continuous) during a twelve continuous month period (or any shorter period), the Company may terminate the Executive's employment with the Company. For purposes of the Agreement, the Executive shall be deemed to be "Disabled" if he has a physical or mental disability which renders him incapable, after reasonable accommodation, of performing his duties under this Agreement. In the event of a dispute as to whether the Executive is Disabled, the Company may refer the Executive to a licensed practicing physician of the Company's choice, and the Executive agrees to submit to such tests and examination as such physician shall deem appropriate.

(c) Cause. The Company may terminate the Executive's employment hereunder at any time for Cause. For purposes of this Agreement, the term "Cause" shall mean:

     (i) the continued failure by the Executive in the sole opinion of the Board to substantially perform his duties with the Company (other than any such failure resulting from the Executive's being Disabled), within a reasonable period of time after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties;

     (ii) the engaging by the Executive in conduct which is materially injurious to the Company, monetarily or otherwise; or

     (iii) the Executive committing acts of moral turpitude that, in the judgment of the Board, materially impair the Executive's credibility and reputation.


(d) Mutual Agreement. This Agreement may be terminated at any time by the mutual agreement of the parties. Any termination of the Executive's employment by mutual

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     agreement of the parties will be memorialized by an agreement which is reduced to writing and signed by the Executive and a duly appointed officer of the Company.

(e) Termination by Company. The Company may terminate the Executive's employment hereunder at any time for any reason or by not renewing the Executive's employment contract. The Company shall not be required to specify a reason for the termination.

(f) Change of Control. The Executive's employment will terminate if there is a change of control at the Company. For purposes of this Agreement "Change of Control" shall mean a merger, acquisition or other corporate transaction where substantially all of the Company's assets or controlling interest in the stock are acquired and where the Executive is not retained in the positions in paragraph 1(a), or another position acceptable to the Executive.

(g) Notice of Termination. Any termination of the Executive's employment by the Company (other than a termination pursuant to paragraph 5(a) or paragraph 5(e)) must be communicated by a written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" means a dated notice which indicates the specific termination provision in this Agreement relied on and which sets forth in reasonable detail the facts and circumstances, if any, claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

     6. Rights Upon Termination. The Executive's right to payment and benefits under this Agreement for periods after his date of termination shall be determined as follows:

(a) If the Executive's date of termination occurs during the Agreement Term for any reason, the Company shall pay to the Executive:

     (i) The Executive's Salary for the period ending on the date of termination.

     (ii) Payment for unused vacation days, as determined in accordance with Company policy as in effect from time to time.

            The final Salary payable in accordance with this paragraph 6(a)(i) and payment for unused vacation days in accordance with paragraph 6(a)(ii) shall be paid as soon as practicable (in no event later than 45 days) after the date of termination.

     (iii) Any other payments or benefits to be provided to the Executive by the Company pursuant to any employee benefit plans or arrangements adopted by the Company, to the extent such amounts are due from the Company.


     Except as may otherwise be expressly provided to the contrary in this Agreement or by operation of law, nothing in this Agreement shall be construed as requiring the Executive

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     to be treated as employed by the Company for purposes of any employee benefit plan or arrangement following the date of the Executive's date of termination.

(b) If the Executive's date of termination occurs during the Agreement Term under circumstances described in paragraph 5(a) (relating to the Executive's death), paragraph 5(b) (relating to the Executive being Disabled), paragraph 5(d) (relating to the termination by mutual agreement), or if the Executive's employment with the Company terminates after the end of the Agreement Term then, except as otherwise expressly provided in this Agreement or otherwise agreed in writing between the Executive and the Company, the Company shall have no obligation to make payments under the Agreement for periods after the Executive's date of termination. If the Executive's date of termination occurs during the Agreement Term under paragraphs 5(a) (relating to Executive's death) or 5(b) (relating to Executive being disabled), the Executive or his beneficiary will receive the 50,000 shares of Company stock provided in paragraph 2(d), the options to purchase 200,000 shares of Company stock provided in paragraph 3(a) and the options to purchase 200,000 shares of Company stock provided in paragraphs 3(b) and 3(c).

(c) If the Executive's date of termination occurs during the Agreement Term under circumstances described in paragraph 5(f) (change of control), the Executive shall receive the greater of the base salary, and maximum bonus (as described in paragraphs 2(a) and (b)) remaining under the Agreement or the amount of the Executive's base salary and bonus actually paid to him for the most recently completed twenty-four month period. In addition, the Executive will receive the 50,000 shares of Company Stock and the option to purchase the 200,000 shares of Company stock (provided in paragraph 3(a)). The options for shares of Company stock provided in paragraphs 3(b) and (c) will also vest even if the conditions specified in those paragraphs have not occurred.

(d) If the Executive's date of termination occurs during the Agreement Term under circumstances described in paragraph 5(e) (termination by Company), paragraph 5(c)(i) (termination for cause/nonperformance), or if the Agreement is not renewed after May 31, 2000 the Executive shall receive the greater of the remaining base salary and bonus equal to the last bonus the Company paid to the Executive for each year of base salary remaining under the Agreement or twelve months of base salary and a bonus equal to the last bonus the Company paid to the Executive. The Executive will also receive the 50,000 shares of Company stock provided in paragraph 2(a), the options to purchase the 200,000 shares of Company stock provided in paragraph 3(a), and the options to purchase the 200,000 shares of Company stock in paragraphs 3(b) and 3(c) only if the conditions specified in paragraphs 3(b) and 3(c) have occurred.

(e) Except as specifically provided in this Agreement, payment of all remuneration and benefits including, but not limited to, the Executive's insurance policy (paragraph 2(h)), payments under paragraph 4(d), and the issuance of shares under paragraph 2(d), shall cease upon the Executive's termination.

(f) Except as may be otherwise specifically provided in an amendment of this paragraph (f) adopted in accordance with paragraph 14, payments under this paragraph 6 shall be in




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     lieu of any benefits that may be otherwise payable to or on behalf of the Executive pursuant to the terms of any severance pay arrangement of the Company.

     7. Duties on Termination. Subject to the terms and conditions of this Agreement, during the period beginning on the date of delivery of a Notice of Termination, and ending on the date of termination, the Executive shall continue to perform his duties as set forth in this Agreement, and shall also perform such services for the Company as are necessary and appropriate for a smooth transition to the Executive's successor, if any. Notwithstanding the foregoing provisions of this paragraph 7, the Company may suspend the Executive from performing his duties under this Agreement following the delivery of a Notice of Termination providing for the Executive's resignation, or delivery by the Company of a Notice of Termination providing for the Executive's termination of employment for any reason; provided, however, that during the period of suspension (which shall end on the date of termination), the Executive shall continue to be treated as employed by the Company for other purposes, and his rights to compensation or benefits shall not be reduced by reason of the suspension.

     8. Noncompetition. While the Executive is employed by the Company, and for a period of one year after the Executive's date of termination for cause (as described in paragraph 5(c)), the Executive agrees that he will not directly or indirectly engage in, assist, perform services for, establish or open, or have any equity interest (other than ownership of 5% or less of the outstanding stock of any corporation listed on the New York or American Stock Exchange or included in the National Association of Securities Dealers Automated Quotation System) in any person, firm, corporation, or business entity (whether as an employee, officer, director, agent, security holder, creditor, consultant, or otherwise) that engages in any activity in any state in which the Employer is conducting or has reasonable expectation of commencing business activities at date of termination, which activity is the same as, similar to, or competitive with factory outlet centers. For one year after the Executive's date of termination, the Executive agrees not to solicit employees of the Company to leave its employ or to otherwise interfere with the Company's business relations in any respect. Nothing in this paragraph 8 or paragraph 9 shall be construed as limiting the Executive's duty of loyalty to the Company while he is employed by the Company, or any other duty he may otherwise have to the Company while he is employed by the Company.

     9. Confidential Information. Except as may be required by the lawful order of a court or agency of competent jurisdiction, or except to the extent that the Executive has express authorization from the Company, the Executive agrees to keep secret and confidential indefinitely all non-public information (including, without limitation, information regarding litigation and pending litigation) concerning the Company which was acquired by or disclosed to the Executive during the course of his employment with the Company, or during the course of his consultation with the Company following his termination of employment, and not to disclose the same, either directly or indirectly, to any other person, firm, or business entity, or to use it in any way. The Executive agrees that, to the extent that any court or agency seeks to have him disclose Confidential Information, he shall promptly inform the Company, and he shall take such reasonable steps to prevent disclosure of Confidential Information until the Company has been informed of such requested disclosure, and the Company has an opportunity to respond to such court or agency. To the extent that the Executive obtains information on behalf of the Company



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that may be subject to attorney-client  privilege as to the Company's attorneys, the Executive shall take reasonable steps to maintain the confidentiality of such information and to preserve such privilege. Nothing in the foregoing provisions of this paragraph 9 shall be construed so as to prevent the Executive from using, in connection with his employment for himself or an employer other than the Company, knowledge which was acquired by him during the course of his employment with the Company, and which is generally known to persons of his experience in other companies in the same industry.

     10. Non-Disparagement. The Executive agrees that, while he is employed by the Company, and after his date of termination, he shall not make any false, defamatory or disparaging statements about the Company, the officers or directors of the Company. While the Executive is employed by the Company, and after his date of termination, the Company agrees that neither the officers nor the directors of the Company or the Subsidiaries shall make any false, defamatory or disparaging statements about the Executive.

     11. Defense of Claims. The Executive agrees that, for the period beginning the Effective Date, and continuing for a reasonable period after the Executive's termination of employment with the Company, the Executive will cooperate with the Company in defense of any claims that may be made against the Company, and will cooperate with the Company in the prosecution of any claims that may be made by the Company, to the extent that such claims may relate to services performed by the Executive for the Company. The Executive agrees to promptly inform the Company if he becomes aware of any lawsuits involving such claims that may be filed against the Company. The Company agrees to reimburse the Executive for all of the Executive's reasonable out-of-pocket expenses associated with such cooperation, including travel expenses. For periods after the Executive's employment with the Company terminates, the Company agrees to provide reasonable compensation to the Executive for such cooperation. The Executive also agrees to promptly inform the Company if he is asked to assist in any investigation of the Company (or its actions) that may relate to services performed by the Executive for the Company, regardless of whether a lawsuit has then been filed against the Company with respect to such investigation.

     12. Equitable Remedies. The Executive acknowledges that the Company would be irreparably injured by a violation of paragraph 8 or 9, and he agrees that the Company, in addition to any other remedies available to it for such breach or threatened breach, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining the Executive from any actual or threatened breach of either paragraph 8 or 9.

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     13. Nonalienation.  The interests of the Executive under this Agreement are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Executive or the Executive's beneficiary.

     14. Amendment. This Agreement may be amended or canceled only by mutual agreement of the parties in writing without the consent of any other person.
So long as the Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.

     15. Applicable Law. The provisions of this Agreement shall be construed in accordance with the laws of the State of Texas, without regard to the conflict of law provisions of any state.

     16. Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

     17. Waiver of Breach. No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

     18. Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company's assets and business.

     19. Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice). Such notices, demands, claims and other communications shall be deemed given:

(a) In the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery;

(b) in the case of certified or registered U.S. mail, five days after deposit in the U.S. mail; or

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(c)  in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone or otherwise;

provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received. Communications that are to be delivered by the U.S. mail or by overnight service are to be delivered to the addresses set forth below:

to the Company:

Chairman of the Board
Horizon Group, Inc.
5000 Hakes Drive
Norton Shores, MI 49441

with a copy to:

Mr. Don H. Reuben
Altheimer & Gray
10 S. Wacker Drive, Suite 4000
Chicago, IL 60606


or to the Executive:

James S. Wassel
Horizon Group, Inc.
5000 Hakes Drive
Norton Shores, MI 49441

with a copy to:

Mr. David Bennett
The Law Offices of David Bennett, P.C.
6060 N. Central, Suite 736
Dallas, TX 75206-5200

Each party, by written notice furnished to the other party, may modify the applicable delivery address, except that notice of change of address shall be effective only upon receipt.

     20. Costs of Dispute. Each party shall bear his/its own costs in connection with any controversy or dispute arising out of or relating to this Agreement (or the breach thereof).

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     21. Survival of Agreement.  Except as otherwise expressly provided in this
Agreement, the rights and obligations of the parties to this Agreement shall survive the termination of the Executive's employment with the Company.

     22. Entire Agreement. Except as otherwise noted herein, this Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, if any, between the parties relating to the subject matter hereof. The enforceability of this Agreement shall not cease or otherwise be adversely affected by the termination of the Executive's employment with the Company.

     23. ACKNOWLEDGMENT BY EXECUTIVE. THE EXECUTIVE REPRESENTS TO THE COMPANY THAT HE IS KNOWLEDGEABLE AND SOPHISTICATED AS TO BUSINESS MATTERS, INCLUDING THE SUBJECT MATTER OF THIS AGREEMENT, THAT HE HAS READ THIS AGREEMENT AND THAT HE UNDERSTANDS ITS TERMS. THE EXECUTIVE ACKNOWLEDGES THAT, PRIOR TO ASSENTING TO TERMS THE TERMS OF THIS AGREEMENT, HE HAS BEEN GIVEN A REASONABLE TIME TO REVIEW IT, TO CONSULT WITH COUNSEL OF HIS CHOICE, AND TO NEGOTIATE AT ARM'S-LENGTH WITH THE COMPANY AS TO THE CONTENTS. THE EXECUTIVE AND THE COMPANY AGREE THAT THE LANGUAGE USED IN THIS AGREEMENT IS THE LANGUAGE CHOSEN BY THE PARTIES TO EXPRESS THEIR MUTUAL INTENT, AND THAT NO RULE OF STRICT CONSTRUCTION IS TO BE APPLIED AGAINST ANY PARTY HERETO.

     IN WITNESS THEREOF, the Executive has hereunto set his hand, and the company has caused these presents to be executed in its name and on its behalf, and its corporate seal to be hereunto affixed, all as of the day and year first above written.


/s/  James S. Wassel
     James S. Wassel


Horizon Group, Inc.


By  /s/ Ronald L. Piasecki
 Its  President

ATTEST:


/s/ Perry D. Grueber (Seal)






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